Exhibit 99.1

January 26, 2021

First Busey Announces Fourth Quarter and Full Year 2020 Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

Highlights of fourth quarter and full-year 2020 financial results:

•	Fourth quarter 2020 net income of $28.3 million and diluted EPS of $0.52

•	Fourth quarter 2020 adjusted net income[1] of $34.3 million and adjusted diluted EPS[1] of $0.62, an increase from $32.8 million and $0.60, respectively, in the third quarter of 2020, and $31.8 million and $0.57, respectively, in the fourth quarter of 2019

•	Full year 2020 net income of $100.3 million and diluted EPS of $1.83

•	Full year 2020 adjusted net income[1] of $108.7 million and adjusted diluted EPS[1] of $1.98

•	Tangible book value per common share[1] of $16.66 at December 31, 2020, as compared to $16.32 at September 30, 2020, and $15.46 at December 31, 2019, an increase of 7.8% year-over-year

•	Wealth management assets under care of $10.23 billion at December 31, 2020, up from $9.50 billion at September 30, 2020, and $9.70 billion at December 31, 2019

Other recent highlights:

•	Completion of the previously announced branch consolidation plan

•	Definitive agreement to acquire Cummins-American Corp., the holding company for Glenview State Bank

•	Temporary relief via regulatory Interim Final Rule pronouncement on the interchange revenue impacts of the Durbin Amendment

•	January 2021 dividend of $0.23 per common share, up from $0.22 in October 2020, which represents nearly a 5% increase

•	For additional information, please refer to the 4Q20 Quarterly Earnings Supplement

Fourth Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the fourth quarter of 2020 was $28.3 million, or $0.52 per diluted common share, as compared to $30.8 million, or $0.56 per diluted common share, for the third quarter of 2020 and $28.6 million, or $0.52 per diluted common share, for the fourth quarter of 2019.  Adjusted net income1 for the fourth quarter of 2020 was $34.3 million, or $0.62 per diluted common share, as compared to $32.8 million, or $0.60 per diluted common share, for the third quarter of 2020 and $31.8 million, or $0.57 per diluted common share, for the fourth quarter of 2019. For the fourth quarter of 2020, annualized return on average assets and annualized return on average tangible common equity1 were 1.08% and 12.58%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.31% and annualized return on average tangible common equity1 was 15.21% for the fourth quarter of 2020.

Pre-provision net revenue1 for the fourth quarter of 2020 was $38.5 million as compared to $45.9 million for the third quarter of 2020 and $37.5 million for the fourth quarter of 2019. Adjusted pre-provision net revenue1 for the fourth quarter of 2020 was $47.2 million, as compared to $48.7 million for the third quarter of 2020 and $41.1 million for the fourth quarter of 2019. Annualized pre-provision net revenue to average assets1 for the fourth quarter of 2020 was 1.47%, as compared to 1.71% for the third quarter of 2020 and 1.53% for the fourth quarter of 2019. Annualized adjusted pre-provision net revenue to average assets1 for the fourth quarter of 2020 was 1.80%, as compared to 1.81% for the third quarter of 2020 and 1.68% for the fourth quarter of 2019.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”). Non-operating pretax adjustments for the fourth quarter of 2020 included $0.8 million of expenses related to acquisitions and $6.8 million of other restructuring costs. The Company believes that non-GAAP measures (including adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity), facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

1 See “Non-GAAP Financial Information” below.

1

In accordance with the Company’s previously announced plans, 12 banking centers were closed on October 23, 2020, as part of the Company’s efforts to ensure a balance between its physical banking center network and robust digital banking services while also optimizing operating efficiency. When fully realized, annualized expense savings net of expected associated revenue impacts are anticipated to be approximately $3.3 million. A significant majority of these cost savings began to be realized in the fourth quarter of 2020. Non-operating pretax expenses in salaries, wages and employee benefits in relation to the banking center closings were $0.6 million during the third quarter of 2020 and $0.1 million in the fourth quarter of 2020. Further, fixed asset impairment of $6.7 million was recorded during the fourth quarter of 2020 related to these banking centers.

On January 1, 2020, the Company adopted ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model. Upon adoption of CECL, the Company recognized a $16.8 million increase in its allowance for credit losses, substantially attributable to the remaining loan fair value marks on prior acquisitions, and a $5.5 million increase in its reserve for unfunded commitments. Under accounting rules, the reserve for unfunded commitments is carried on the balance sheet in other liabilities rather than as a component of the allowance for credit losses. These one-time increases, net of tax, were $15.9 million and recorded as an adjustment to beginning retained earnings. Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, credit performance trends, portfolio duration, and other factors. During the fourth quarter of 2020, the Company recorded provision for credit losses of $3.1 million, primarily as a result of economic factors and continued uncertainty due to the coronavirus disease 2019 (“COVID-19”) pandemic. An insignificant amount from provision for unfunded commitments was reversed in the fourth quarter. The allowance for credit losses increased from $53.7 million at December 31, 2019, to $101.0 million at December 31, 2020, representing 1.48% of total portfolio loans outstanding and 1.59% of portfolio loans excluding the Paycheck Protection Program (“PPP”) loans, up from 0.80% at December 31, 2019. The allowance represented 415.82% of non-performing loans at December 31, 2020.

Acquisition of Cummins-American Corp.

On January 19, 2020, the Company and Cummins-American Corp. (“CAC”), the holding company for Glenview State Bank (“GSB”), jointly announced the signing of a definitive agreement pursuant to which the Company will acquire CAC and GSB through a merger transaction. The partnership will enhance the Company’s existing deposit, commercial banking and wealth management presence in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area. It is anticipated GSB will be merged with and into Busey Bank at a date following the completion of the merger. At the time of the bank merger, GSB banking centers will become banking centers of Busey Bank.

Under the terms of the merger agreement, CAC’s shareholders will have the right to receive 444.4783 shares of First Busey’s common stock and $27,969.67 in cash for each share of common stock of CAC with total consideration to consist of approximately 73% cash and 27% stock. Based upon the closing price of Busey’s common stock of $23.54 on January 15, 2021, the implied per share purchase price is $38,432.69 with an aggregate transaction value of approximately $190.8 million. The transaction is expected to close in the second quarter of 2021, subject to customary closing conditions and required approvals, including the approval of CAC’s shareholders.

COVID-19 Update

The Company continues to navigate the economic environment caused by COVID-19 effectively and prudently. The Company entered this crisis from a position of strength and remains resolute in its focus on serving its customers, communities and associates while protecting its balance sheet. Nevertheless, the Company remains vigilant, given that the negative impacts of COVID-19 are expected to continue in future quarters as the course of the economic recovery remains unclear. These negative impacts may include further margin compression, increased provision expense, lower customer service fees and a deterioration in asset quality.

To alleviate some of the financial hardships qualifying customers faced as a result of COVID-19, First Busey offered an internal Financial Relief Program. The program included options for short-term loan payment deferrals and certain fee waivers. As of December 31, 2020, the Company had 98 commercial loans on payment deferrals representing $208.6 million in loans, 351 mortgage/personal loans on payment deferrals representing $47.7 million in loans and an additional loan for $0.1 million related to a purchased HELOC pool.

As part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), Congress appropriated approximately $349 billion for the creation of PPP and then authorized a second phase for another $310 billion in PPP loans. The program provided payroll assistance for the nation’s nearly 30 million small businesses—and select nonprofits—in the form of 100% government-guaranteed low-interest loans from the U.S. Small Business Administration (“SBA”). First Busey served as a bridge for the program, actively helping existing and new business clients sign up for this important financial resource, and originated a total of $749.4 million in PPP loans representing 4,569 new and existing customers. At December 31, 2020, First Busey had $451.5 million in PPP loans outstanding, with an amortized cost of $446.4 million, representing 2,922 customers. As of December 31, 2020, the Company had received approximately $287.8 million in borrower loan forgiveness from the SBA and had submitted forgiveness applications to the SBA on behalf of borrowers for another $167.4 million.

2

On December 27, 2020, the Economic Aid Act became law, extending the authority to make PPP loans through March 31, 2021 and revising certain PPP requirements. On January 6, 2021, the SBA issued Interim Final Rules related to first and second draw loans under the PPP. The Company is actively assisting customers under the extended PPP programs.

Regulatory Relief

On November 20, 2020, the federal bank regulatory agencies announced an Interim Final Rule, providing temporary relief for certain community banking organizations related to certain regulations and reporting requirements as a result of growth in size from the COVID-19 response. Programs, including the PPP, caused many community banking organizations to experience rapid and unexpected increases in size, which generally are expected to be temporary. Under the interim rule, which applies to financial institutions with less than $10 billion in total assets as of December 31, 2019, community banks that have crossed a relevant threshold will have until 2022 to either reduce their size or prepare for new regulatory and reporting standards. Asset growth in 2020 or 2021 will not trigger new regulatory requirements for the banks until January 1, 2022. The Company will be provided relief under this rule with respect to the interchange revenue impacts of the Durbin Amendment.

Announced Dividend Increase

The Company will pay a cash dividend on January 29, 2021 of $0.23 per common share to stockholders of record as of January 22, 2021, which represents nearly a 5% increase from the previous quarterly dividend of $0.22 per common share.

Community Bank

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates. The Company is honored to be named among the 2020 Best Banks to Work For by American Banker, the 2020 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2020 Best Companies to Work For in Florida by Florida Trend magazine, the 2020 Best Place to Work in Indiana by the Indiana Chamber of Commerce, and the 2020 Best Places to Work in Money Management by Pensions and Investments.

As we reflect back on 2020 and look ahead to 2021, the Company remains steadfast in our commitment to the customers and communities we serve. The pending CAC transaction fits with our acquisition strategy as the addition of GSB will grow the Company’s current geographic footprint, allowing the Company to serve customers by expanding in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area and significantly adding to the Company’s wealth management business. We are excited to welcome our CAC colleagues into the Busey family and feel confident that this transaction and our continued efforts will lead to attractive financial returns in future periods.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

3

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)
	As of and for the Three Months Ended				As of and for the Year Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2020	2020	2020	2019	2020	2019
EARNINGS & PER SHARE DATA
Net income	$28,345	$30,829	$25,806	$28,571	$100,344	$102,953
Diluted earnings per share	0.52	0.56	0.47	0.52	1.83	1.87
Cash dividends paid per share	0.22	0.22	0.22	0.21	0.88	0.84
Pre-provision net revenue[2,3]	38,507	45,922	45,394	37,479	165,672	144,862
Revenue[4]	102,580	102,464	98,462	102,969	399,869	403,656
Net income by operating segment
Banking	$28,573	$31,744	$25,985	$29,573	$101,226	$106,409
Remittance Processing	406	578	528	958	2,372	4,060
Wealth Management	3,334	3,166	3,082	3,465	13,181	11,135
AVERAGE BALANCES
Cash and cash equivalents	$551,844	$836,097	$563,022	$533,519	$607,525	$427,223
Investment securities	2,077,284	1,824,327	1,717,790	1,677,962	1,840,100	1,769,291
Loans held for sale	52,745	104,965	108,821	68,480	82,106	38,447
Portfolio loans	6,990,414	7,160,757	7,216,825	6,657,283	7,006,946	6,469,920
Interest-earning assets	9,557,265	9,805,948	9,485,200	8,810,505	9,417,938	8,590,262
Total assets	10,419,364	10,680,995	10,374,820	9,713,858	10,292,256	9,443,690

Non-interest bearing deposits	2,545,830	2,592,130	2,472,568	1,838,523	2,364,442	1,746,938
Interest-bearing deposits	5,985,020	6,169,377	6,073,795	6,052,529	6,077,539	5,927,154
Total deposits	8,530,850	8,761,507	8,546,363	7,891,052	8,441,981	7,674,092
Securities sold under agreements to repurchase	194,610	190,046	184,208	204,076	187,811	196,681
Interest-bearing liabilities	6,482,475	6,694,561	6,527,709	6,537,611	6,554,428	6,414,969
Total liabilities	9,158,066	9,432,547	9,141,550	8,489,411	9,051,882	8,257,563
Stockholders' common equity	1,261,298	1,248,448	1,233,270	1,224,447	1,240,374	1,186,127
Tangible stockholders' common Equity[3]	896,178	880,958	863,571	845,179	871,750	814,461
PERFORMANCE RATIOS
Pre-provision net revenue to average assets[2,3]	1.47%	1.71%	1.76%	1.53%	1.61%	1.53%
Return on average assets	1.08%	1.15%	1.00%	1.17%	0.97%	1.09%
Return on average common equity	8.94%	9.82%	8.42%	9.26%	8.09%	8.68%
Return on average tangible common equity[3]	12.58%	13.92%	12.02%	13.41%	11.51%	12.64%
Net interest margin[3,5]	3.06%	2.86%	3.03%	3.27%	3.03%	3.38%
Efficiency ratio[3]	59.70%	52.42%	50.97%	60.54%	55.68%	61.29%
Non-interest revenue as a % of total revenue[4]	28.90%	31.92%	28.08%	30.14%	29.24%	28.84%
NON-GAAP INFORMATION
Adjusted pre-provision net revenue[2,3]	$47,156	$48,701	$46,448	$41,131	$180,516	$166,156
Adjusted net income[3]	34,255	32,803	26,191	31,782	108,728	118,429
Adjusted diluted earnings per share[3]	0.62	0.60	0.48	0.57	1.98	2.15
Adjusted pre-provision net revenue to average assets[3]	1.80%	1.81%	1.80%	1.68%	1.75%	1.76%
Adjusted return on average assets[3]	1.31%	1.22%	1.02%	1.30%	1.06%	1.25%
Adjusted return on average tangible common equity[3]	15.21%	14.81%	12.20%	14.92%	12.47%	14.54%
Adjusted net interest margin[3,5]	2.96%	2.75%	2.93%	3.14%	2.92%	3.23%
Adjusted efficiency ratio[3]	52.39%	49.97%	50.48%	57.02%	53.02%	56.35%

1 Results are unaudited.

2 Net interest income plus non-interest income, excluding security gains and losses, less non-interest expense.

3 See “Non-GAAP Financial Information” below.

4 Revenue consist of net interest income plus non-interest income, excluding security gains and losses.

5 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

4

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Assets
Cash and cash equivalents	$688,537	$479,721	$1,050,072	$342,848	$529,288
Investment securities	2,266,717	2,098,657	1,701,992	1,770,881	1,654,209

Loans held for sale	42,813	87,772	108,140	89,943	68,699

Commercial loans	5,368,897	5,600,705	5,637,999	5,040,507	4,943,646
Retail real estate and retail other loans	1,445,280	1,520,606	1,591,021	1,704,992	1,743,603
Portfolio loans	$6,814,177	$7,121,311	$7,229,020	$6,745,499	$6,687,249

Allowance	(101,048)	(98,841)	(96,046)	(84,384)	(53,748)
Premises and equipment	135,191	144,001	146,951	149,772	151,267
Goodwill and other intangibles	363,521	365,960	368,053	370,572	373,129
Right of use asset	7,714	7,251	8,511	9,074	9,490
Other assets	326,425	333,796	319,272	327,200	276,146
Total assets	$10,544,047	$10,539,628	$10,835,965	$9,721,405	$9,695,729

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$2,552,039	$2,595,075	$2,764,408	$1,910,673	$1,832,619
Interest-bearing checking, savings, and money market deposits	5,006,462	4,819,859	4,781,761	4,580,547	4,534,927
Time deposits	1,119,348	1,227,767	1,363,497	1,482,013	1,534,850
Total deposits	$8,677,849	$8,642,701	$8,909,666	$7,973,233	$7,902,396

Securities sold under agreements to repurchase	175,614	201,641	194,249	167,250	205,491
Short-term borrowings	4,658	4,651	24,648	21,358	8,551
Long-term debt	226,792	226,801	256,837	134,576	182,522
Junior subordinated debt owed to unconsolidated trusts	71,468	71,427	71,387	71,347	71,308
Lease liability	7,757	7,342	8,601	9,150	9,552
Other liabilities	109,840	129,360	134,493	126,906	95,475
Total liabilities	$9,273,978	$9,283,923	$9,599,881	$8,503,820	$8,475,295
Total stockholders' equity	$1,270,069	$1,255,705	$1,236,084	$1,217,585	$1,220,434
Total liabilities & stockholders' equity	$10,544,047	$10,539,628	$10,835,965	$9,721,405	$9,695,729

Share Data
Book value per common share	$23.34	$23.03	$22.67	$22.38	$22.28
Tangible book value per common share[2]	$16.66	$16.32	$15.92	$15.57	$15.46
Ending number of common shares outstanding	54,404,379	54,522,231	54,516,000	54,401,208	54,788,772

1 Results are unaudited except for amounts reported as of December 31, 2019.

2 See “Non-GAAP Financial Information” below, excludes tax effect of other intangible assets.

5

Condensed Consolidated Statements of Income1

(dollars in thousands, except per share data)

	For the		For the
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest and fees on loans	$71,525	$76,290	$284,959	$304,193
Interest on investment securities	9,651	10,682	39,916	45,721
Other interest income	127	1,824	1,723	6,320
Total interest income	$81,303	$88,796	$326,598	$356,234

Interest on deposits	4,638	13,670	30,691	55,077
Interest on securities sold under agreements to repurchase	64	559	660	2,348
Interest on short-term borrowings	19	156	234	1,041
Interest on long-term debt	2,906	1,719	9,118	7,131
Interest on junior subordinated debt owed to unconsolidated trusts	740	756	2,960	3,414
Total interest expense	$8,367	$16,860	$43,663	$69,011

Net interest income	$72,936	$71,936	$282,935	$287,223
Provision for credit losses	3,141	2,367	38,797	10,406
Net interest income after provision for credit losses	$69,795	$69,569	$244,138	$276,817

Wealth management fees	10,632	11,223	42,928	38,561
Fees for customer services	8,204	9,048	31,604	36,683
Remittance processing	3,930	3,765	15,396	15,042
Mortgage revenue	3,159	3,576	13,038	11,703
Income on bank owned life insurance	1,019	1,142	5,380	5,795
Security gains (losses), net	855	605	1,331	(18)
Other	2,700	2,279	8,588	8,649
Total non-interest income	$30,499	$31,638	$118,265	$116,415

Salaries, wages and employee benefits	31,322	35,117	126,719	140,473
Data processing	4,043	6,462	16,426	21,511
Net occupancy expense of premises	4,188	4,811	17,607	18,176
Furniture and equipment expense	2,239	2,570	9,550	9,506
Professional fees	2,888	2,103	8,396	11,104
Amortization of intangible assets	2,439	2,681	10,008	9,547
Other	16,954	11,746	45,491	48,477
Total non-interest expense	$64,073	$65,490	$234,197	$258,794

Income before income taxes	$36,221	$35,717	$128,206	$134,438
Income taxes	7,876	7,146	27,862	31,485
Net income	$28,345	$28,571	$100,344	$102,953

Per Share Data
Basic earnings per common share	$0.52	$0.52	$1.84	$1.88
Diluted earnings per common share	$0.52	$0.52	$1.83	$1.87
Average common shares outstanding	54,532,705	55,055,530	54,567,429	54,851,652
Diluted average common shares outstanding	54,911,458	55,363,258	54,826,939	55,132,494

1 Results are unaudited.

6

Balance Sheet Growth

Total assets were $10.54 billion at December 31, 2020 and September 30, 2020, up from $9.70 billion at December 31, 2019. At December 31, 2020, portfolio loans were $6.81 billion, as compared to $7.12 billion as of September 30, 2020 and $6.69 billion as of December 31, 2019. The amortized cost of PPP loans of $446.4 million are included in the December 31, 2020 balance. When excluding the PPP loans, total commercial loans increased by $58.2 million and retail real estate and retail other loans declined by $75.3 million during the fourth quarter.

Average portfolio loans were $6.99 billion for the fourth quarter of 2020 as compared to $7.16 billion for the third quarter of 2020 and $6.66 billion in the fourth quarter of 2019. The average balance of PPP loans in the fourth quarter of 2020 were $608.9 million compared to $734.2 million in the third quarter of 2020. Average interest-earning assets for the fourth quarter of 2020 were $9.56 billion compared to $9.81 billion for the third quarter of 2020 and $8.81 billion for the fourth quarter of 2019.

Total deposits were $8.68 billion at December 31, 2020, compared to $8.64 billion at September 30, 2020 and $7.90 billion at December 31, 2019. Recent fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit growth and the seasonality of public funds, as well as the Company’s efforts to efficiently manage the size of its balance sheet. The Company remains funded substantially through core deposits with significant market share in its primary markets.

Net Interest Margin and Net Interest Income

Net interest margin for the fourth quarter of 2020 was 3.06%, compared to 2.86% for the third quarter of 2020 and 3.27% for the fourth quarter of 2019. Net interest income was $72.9 million in the fourth quarter of 2020 compared to $69.8 million in the third quarter of 2020 and $71.9 million in the fourth quarter of 2019.

During the fourth quarter of 2020, PPP loan interest and net fees combined were $9.5 million, contributing 21 basis points to net interest margin, as compared to $6.1 million and 4 basis points in the third quarter of 2020. The Federal Open Market Committee rate cuts during the first quarter of 2020 contributed to the decline in net interest margin over the year, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.

Net interest margin was also negatively impacted by the sizeable balance of lower-yielding PPP loans, the Company’s significant liquidity position and the issuance of subordinated debt completed during the second quarter. Those impacts were partially offset by the Company’s efforts to lower deposit funding costs (cost of deposits declined to 0.22% in the fourth quarter of 2020, as compared to 0.69% in the fourth quarter of 2019) as well as the fees recognized related to the PPP loans described above.

Asset Quality

The Company continues to see sound and stable asset quality metrics. Loans 30-89 days past due were $7.6 million as of December 31, 2020, compared to $6.7 million as of September 30, 2020 and $14.3 million as of December 31, 2019. Non-performing loans totaled $24.3 million as of December 31, 2020, compared to $24.2 million as of September 30, 2020, and $29.5 million as of December 31, 2019. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.36% at December 31, 2020, as compared to 0.34% at September 30, 2020 and 0.44% at December 31, 2019. Non-performing loans as a percentage of total loans, excluding the amortized cost of PPP loans, was 0.38% at December 31, 2020.

Net charge-offs totaled $0.9 million for the quarter ended December 31, 2020 compared to $2.8 million and $1.6 million for the quarters ended September 30, 2020 and December 31, 2019, respectively. The allowance as a percentage of portfolio loans increased to 1.48% at December 31, 2020, as compared to 1.39% at September 30, 2020 and 0.80% at December 31, 2019. The allowance as a percentage of portfolio loans, excluding the amortized cost of PPP loans, was 1.59% at December 31, 2020. The allowance as a percentage of non-performing loans increased to 415.82% at December 31, 2020 compared to 408.82% at September 30, 2020 and 182.15% at December 31, 2019.

As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio.

7

Asset Quality1

(dollars in thousands)	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Portfolio loans	$6,814,177	$7,121,311	$7,229,020	$6,745,499	$6,687,249
Portfolio loans excluding amortized cost of PPP loans	6,367,774	6,384,916	6,499,734	6,745,499	6,687,249
Loans 30-89 days past due	7,578	6,708	5,166	10,150	14,271
Non-performing loans:
Non-accrual loans	22,930	23,898	25,095	25,672	27,896
Loans 90+ days past due	1,371	279	285	1,540	1,611
Total non-performing loans	$24,301	$24,177	$25,380	$27,212	$29,507
Total non-performing loans, segregated by geography
Illinois/ Indiana	16,234	15,097	16,285	17,761	20,428
Missouri	6,764	6,867	5,327	5,711	5,227
Florida	1,303	2,213	3,768	3,740	3,852
Other non-performing assets	4,571	4,978	3,755	3,553	3,057
Total non-performing assets	$28,872	$29,155	$29,135	$30,765	$32,564
Total non-performing assets to total assets	0.27%	0.28%	0.27%	0.32%	0.34%
Total non-performing assets to portfolio loans and non- performing assets	0.42%	0.41%	0.40%	0.46%	0.49%
Allowance to portfolio loans	1.48%	1.39%	1.33%	1.25%	0.80%
Allowance to portfolio loans, excluding PPP	1.59%	1.55%	1.48%	1.25%	0.80%
Allowance as a percentage of non-performing loans	415.82%	408.82%	378.43%	310.10%	182.15%
Net charge-offs	$934	$2,754	$1,229	$3,413	$1,584
Provision	3,141	5,549	12,891	17,216	2,367

1 Results are unaudited.

Non-Interest Income

Total non-interest income of $30.5 million for the fourth quarter of 2020 decreased as compared to $32.3 million for the third quarter of 2020 and $31.6 million in the fourth quarter of 2019. The decline in non-interest income in the fourth quarter of 2020 compared to the third quarter of 2020 is substantially attributable to lower mortgage revenue, which is described further below. Revenues from wealth management fees and remittance processing activities represented 47.7% of the Company’s non-interest income for the quarter ended December 31, 2020, providing a balance to spread-based revenue from traditional banking activities.

Wealth management fees were $10.6 million for the fourth quarter of 2020, an increase from $10.5 million for the third quarter of 2020 but a decrease from $11.2 million for the fourth quarter of 2019. Net income from the Wealth Management segment was $3.3 million for the fourth quarter of 2020, an increase from $3.2 million for the third quarter of 2020 but a decrease from $3.5 million in the fourth quarter of 2019. First Busey’s Wealth Management division ended the fourth quarter of 2020 with $10.23 billion in assets under care as compared to $9.50 billion at the end of the third quarter of 2020 and $9.70 billion at the end of the fourth quarter 2019.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.9 million for the fourth quarter of 2020 decreased from $4.0 million for the third quarter of 2020 but increased from $3.8 million in the fourth quarter of 2019. The Remittance Processing operating segment generated net income of $0.4 million for the fourth quarter of 2020 compared to $0.6 million for the third quarter of 2020 and $1.0 million in the fourth quarter of 2019. The net income decline in 2020 is attributable to the cost of strategic planning initiatives to enhance future growth.

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Fees for customer services were $8.2 million for the fourth quarter of 2020, an increase from $8.0 million for the third quarter of 2020, but below the $9.0 million reported for the fourth quarter of 2019. Fees for customer services have been impacted by changing customer behaviors resulting from COVID-19.

Mortgage revenue of $3.2 million in the fourth quarter of 2020 decreased compared to $5.8 million in the third quarter of 2020 and $3.6 million in the fourth quarter of 2019. The decrease in the fourth quarter of 2020 was due to closed and sold loan volume declines and increased mortgage servicing revenue (“MSR”) amortization.

Operating Efficiency

Total non-interest expense was $64.1 million in the fourth quarter of 2020 as compared to $56.5 million in the third quarter of 2020 and $65.5 million in the fourth quarter of 2019. Non-interest expense including amortization of intangible assets but excluding non-operating adjustment items1 was $56.5 million in the fourth quarter of 2020 as compared to $54.0 million in the third quarter of 2020 and $61.8 million in the fourth quarter of 2019.

The efficiency ratio was 59.70% for the quarter ended December 31, 2020 compared to 52.42% for the quarter ended September 30, 2020 and 60.54% for the quarter ended December 31, 2019. The adjusted efficiency ratio1 was 52.39% for the quarter ended December 31, 2020, 49.97% for the quarter ended September 30, 2020, and 57.02% for the quarter ended December 31, 2019. The Company remains focused on expense discipline.

Noteworthy components of non-interest expense are as follows:

•	Salaries, wages and employee benefits were $31.3 million in the fourth quarter of 2020, a decrease from $32.8 million in the third quarter of 2020 and $35.1 million from the fourth quarter of 2019. Excluding non-operating adjustments[1], salaries, wages and employee benefits increased from $30.8 million in the third quarter of 2020 to $31.2 million in the fourth quarter of 2020. The third quarter of 2020 included $2.0 million in non-operating severance expense related to the banking center closures and operating model reorganization. Total full-time equivalents at December 31, 2020 numbered 1,346 compared to 1,371 at September 30, 2020 and 1,531 at December 31, 2019, a decline of 12% year-over-year.

•	Data processing expenses were $4.0 million in the fourth quarter of 2020 as compared to $3.9 million in the third quarter of 2020 and $6.5 million in the fourth quarter of 2019. The fourth quarter of 2019 included $1.4 million of non-operating expenses related to payment of merger and conversion expenses.

•	Other expense in the fourth quarter of 2020 of $17.0 million increased as compared to $9.0 million in the third quarter of 2020 and $11.7 million in the fourth quarter of 2019. Non-operating pretax acquisition expenses and other restructuring costs recorded in the fourth quarter of 2020 included $6.9 million of fixed asset impairments related to the October 2020 banking centers closures and further impairment on a banking center that had been closed related to a past acquisition. Excluding those items, other expense increased $1.1 million in the quarter, primarily related to Federal new market tax credit amortization which reduces income taxes.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on January 29, 2021 of $0.23 per common share to stockholders of record as of January 22, 2021, which represents nearly a 5% increase from the previous quarterly dividend of $0.22 per common share. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of December 31, 2020, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible common equity1 (“TCE”) was $921.1 million at December 31, 2020, compared to $905.0 million at September 30, 2020 and $864.6 million at December 31, 2019. TCE represented 9.03% of tangible assets at December 31, 2020, compared to 8.88% at September 30, 2020 and 9.26% at December 31, 2019.1

1 See “Non-GAAP Financial Information” below.

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4Q20 Quarterly Earnings Supplement

For additional information on the Company’s response to COVID-19, financial condition and operating results, please refer to the 4Q20 Quarterly Earnings Supplement presentation furnished via Form 8-K on January 26, 2021, in conjunction with this earnings release.

Corporate Profile

As of December 31, 2020, First Busey Corporation (Nasdaq: BUSE) was a $10.54 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $10.52 billion as of December 31, 2020 and is headquartered in Champaign, Illinois. Busey Bank currently has 53 banking centers serving Illinois, ten banking centers serving Missouri, four banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Through Busey Bank’s Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of December 31, 2020, assets under care were $10.23 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions for a total of $8.3 billion on an annual basis. FirsTech, Inc. operates across all of North America, providing payment solutions which include but are not limited to; electronic payments, mobile payments, phone payments, remittance processing, in person payments and merchant services. FirsTech, Inc. partners with 5,800+ agents across the U.S. More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey has been named a Best Place to Work across the company footprint since 2016 by Best Companies Group. We are honored to be consistently recognized by national and local organizations for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

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Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of adjusted pre-provision net revenue, net income in the case of adjusted net income, adjusted diluted earnings per share and adjusted return on average assets, total net interest income in the case of adjusted net interest margin, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity, appears below. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Pre-Provision Net Revenue
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest income	$72,936	$69,753	$71,936	$282,935	$287,223
Non-interest income	30,499	32,285	31,638	118,265	116,415
Less securities (gains) and losses, net	(855)	426	(605)	(1,331)	18
Non-interest expense	(64,073)	(56,542)	(65,490)	(234,197)	(258,794)
Pre-provision net revenue	$38,507	$45,922	$37,479	$165,672	$144,862

Acquisition and other restructuring expenses	7,550	2,529	3,652	10,711	20,094
Provision for unfunded commitments	(12)	250	-	1,822	-
New Market Tax Credit amortization	1,111	-	-	2,311	1,200
Adjusted pre-provision net revenue	$47,156	$48,701	$41,131	$180,516	$166,156

Average total assets	$10,419,364	$10,680,995	$9,713,858	$10,292,256	$9,443,690

Reported: Pre-provision net revenue to average assets[1]	1.47%	1.71%	1.53%	1.61%	1.53%
Adjusted: Pre-provision net revenue to average assets[1]	1.80%	1.81%	1.68%	1.75%	1.76%

1 Annualized measure.

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Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Return on Average Assets
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$28,345	$30,829	$28,571	$100,344	$102,953
Acquisition expenses
Salaries, wages and employee benefits	-	-	367	-	4,083
Data processing	56	-	1,017	56	1,523
Lease or fixed asset impairment	245	234	165	479	580
Professional fees and other	479	99	879	864	8,477
Other restructuring costs
Salaries, wages and employee benefits	113	2,011	38	2,470	495
Data processing	-	-	351	-	827
Fixed asset impairment	6,657	-	1,861	6,657	1,861
Professional fees and other	-	185	796	185	2,248
MSR valuation impairment	-	-	(1,822)	-	-
Related tax benefit	(1,640)	(555)	(441)	(2,327)	(4,618)
Adjusted net income	$34,255	$32,803	$31,782	$108,728	$118,429

Diluted average common shares outstanding	54,911,458	54,737,920	55,363,258	54,826,939	55,132,494
Reported: Diluted earnings per share	$0.52	$0.56	$0.52	$1.83	$1.87
Adjusted: Diluted earnings per share	$0.62	$0.60	$0.57	$1.98	$2.15

Average total assets	$10,419,364	$10,680,995	$9,713,858	$10,292,256	$9,443,690

Reported: Return on average assets[1]	1.08%	1.15%	1.17%	0.97%	1.09%
Adjusted: Return on average assets [1]	1.31%	1.22%	1.30%	1.06%	1.25%

[1] Annualized measure.

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Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reported: Net interest income	$72,936	$69,753	$71,936	$282,935	$287,223
Tax-equivalent adjustment	655	638	781	2,740	3,013
Purchase accounting accretion related to business combinations	(2,469)	(2,618)	(2,983)	(10,391)	(12,422)
Adjusted: Net interest income	$71,122	$67,773	$69,734	$275,284	$277,814

Average interest-earning assets	$9,557,265	$9,805,948	$8,810,505	$9,417,938	$8,590,262

Reported: Net interest margin[1]	3.06%	2.86%	3.27%	3.03%	3.38%
Adjusted: Net Interest margin[1]	2.96%	2.75%	3.14%	2.92%	3.23%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reported: Net Interest income	$72,936	$69,753	$71,936	$282,935	$287,223
Tax- equivalent adjustment	655	638	781	2,740	3,013
Tax-equivalent interest income	$73,591	$70,391	$72,717	$285,675	$290,236

Reported: Non-interest income	30,499	32,285	$31,638	118,265	$116,415
Less securities (gains) and losses, net	(855)	426	(605)	(1,331)	18
Adjusted: Non-interest income	$29,644	$32,711	$31,033	$116,934	$116,433

Reported: Non-interest expense	64,073	56,542	$65,490	234,197	$258,794
Amortization of intangible assets	(2,439)	(2,493)	(2,681)	(10,008)	(9,547)
Non-operating adjustments:
Salaries, wages and employee benefits	(113)	(2,011)	(405)	(2,470)	(4,578)
Data processing	(56)	-	(1,368)	(56)	(2,350)
Impairment, professional fees and other	(7,381)	(518)	(1,879)	(8,185)	(13,166)
Adjusted: Non-interest expense	$54,084	$51,520	$59,157	$213,478	$229,153

Reported: Efficiency ratio	59.70%	52.42%	60.54%	55.68%	61.29%
Adjusted: Efficiency ratio	52.39%	49.97%	57.02%	53.02%	56.35%

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Reconciliation of Non-GAAP Financial Measures – Tangible Common Equity, Tangible Common Equity to Tangible Assets, Tangible Book Value per Share and Return on Average Tangible Common Equity
(dollars in thousands)

	As of and for the Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Total assets	$10,544,047	$10,539,628	$9,695,729
Goodwill and other intangible assets, net	(363,521)	(365,960)	(373,129)
Tax effect of other intangible assets, net	14,556	15,239	17,247
Tangible assets	$10,195,082	$10,188,907	$9,339,847

Total stockholders’ equity	1,270,069	1,255,705	1,220,434
Goodwill and other intangible assets, net	(363,521)	(365,960)	(373,129)
Tax effect of other intangible assets, net	14,556	15,239	17,247
Tangible common equity	$921,104	$904,984	$864,552

Ending number of common shares outstanding	54,404,379	54,522,231	54,788,772

Tangible common equity to tangible assets[1]	9.03%	8.88%	9.26%
Tangible book value per share	$16.66	$16.32	$15.46

Average common equity	$1,261,298	$1,248,448	$1,224,447
Average goodwill and other intangible assets, net	(365,120)	(367,490)	(379,268)
Average tangible common equity	$896,178	$880,958	$845,179

Reported: Return on average tangible common equity[2]	12.58%	13.92%	13.41%
Adjusted: Return on average tangible common equity[2,3]	15.21%	14.81%	14.92%

	Year Ended
	December 31, 2020	December 31, 2019
Average common equity	$1,240,374	$1,186,127
Average goodwill and other intangible assets, net	(368,624)	(371,666)
Average tangible common equity	$871,750	$814,461

Reported: Return on average tangible common equity[2]	11.51%	12.64%
Adjusted: Return on average tangible common equity[2,3]	12.47%	14.54%

[1] Tax-effected measure, 28% estimated deferred tax rate.
[2] Annualized measure.
[3] Calculated using adjusted net income.

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Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of the new presidential administration and the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices, including CECL, which changed how the Company estimates credit losses; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of the London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that the transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.

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